Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of September, 2011 (the “Effective Date”), by and between Cornerworld Corporation (“Cornerworld” or the “Company”) and Marc Andrew Pickren (“Employee”).

RECITALS

WHEREAS, the Company wishes to employ Employee in the positions described below and Employee wishes to be so employed;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

AGREEMENT

1.         Employment.  Cornerworld hereby employs Employee, and Employee hereby accepts employment on, the terms and conditions set forth in this Agreement.

a.         Term.  The initial term of this Agreement shall be retroactive to September 1, 2011 and shall continue until September 15th, 2013 unless earlier terminated as set forth herein (the “Initial Term”).  The Agreement may be renewed for successive terms upon the written agreement of Employee and the Company.

b.         Duties.  Employee shall be employed as the President of Cornerworld.  Employee shall perform his obligations hereunder diligently, faithfully and to the best of Employee’s abilities.  Employee shall comply in all material respects with all policies and procedures applicable to employees of Cornerworld.

c.         Salary.  Employee’s annual base salary (“Base Salary”) during the Initial Term shall be $220,000. Employee shall be paid on a semi-monthly basis by the Company in accordance with the Company’s normal payroll practices. The Base Salary shall not decrease at any time during the Initial Term without the consent of Employee and the Company.

d.         Equity Award.  On the Effective Date, and each anniversary thereof during the term of this Agreement, Employee shall receive 250,000 options pursuant to the CornerWorld 2007 Incentive Stock Compensation plan at a strike price of the average of the closing days price from the preceding 5 business days.

e.         Sales Bonus.  Employee shall receive a Commission on all New Enterprise Accounts, as defined below. Commission will be paid on each account at the rate of two percent (2%) of year one Gross Sales and one percent (1%) of year two Gross Sales.

Each account shall become a house account thereafter.  Bonuses are to be paid only after the cash is collected from the new account each month. For the avoidance of doubt if the employee is no longer an employee of Cornerworld either by contract non-renewal, or via termination with cause, no sales bonuses shall be paid.  The sales bonus shall be capped at a maximum of $300,000 in any 12 month period.  In the event that the payment of the Sales Bonus would cause the Company to be in violation of any of its debt covenants, financial obligations, or operating commitments (“Obligations”) Employee agrees and understands that such payment will be made in partial payments on a monthly basis on regular payroll cycles so that payment can be made to satisfy bonus obligation as quickly as possible and to not violate such obligations.

The start date for commission will start on the first effective payment date.  Commission amount shall be made at the time of and in connection with the next regular payroll period following the payment being received by Company.  The commission payment will be calculated into each account’s financial structure.  New Enterprise Accounts are defined as marketing companies, companies that purchase marketing services from Enversa Companies, LLC or its subsidiaries but not to include any sales generated by the WBG group unless New Enterprise Account is brought to WBG for servicing without involvement of WBG staff in a sales capacity.  At all times in order for a commission to be paid, no other commissionable employee would be eligible for a commission on the Account; further, the contracted spend amount or Estimated Spend must exceed $150,000 in a twelve month period. For clarification “New Enterprise Accounts” excludes all existing Gulf Media Solutions lease accounts or contracted accounts less than $150,000.

The Company may not place or move accounts, transfer accounts to other divisions, hypothecate transfer, spin off or employ other methods available in order to avoid paying this commission, subject only to the companies sole discretion and ability to terminate a non profitable account/client..

From time to time the CEO or Board may request that Employee assist with closing transactions that are out of the scope of this agreement and may include incentive payment for Employee.  These transactions will be agreed to by both parties and covered under a separate written agreement.

f.          Signing Bonus.  On October 15, 2011 a bonus of $55,000 will be paid.  This bonus payment will be paid at $10,000 on October 15th, 2011 and the remainder to be paid as the company has available cashflow at the discretion of the CFO and CEO.  It is expressly understood that this Signing bonus shall cover any bonus payments that employee may have a claim to under the existing employment contract.

g.         Change of Control Bonus.  Upon a change in control event of Cornerworld (as defined in Treasury Regulation § 1.409A-3(i)(5)), and only in the event that employee is terminated as part of the change of control, Employee shall be paid a one-time cash bonus equal to (1) one year’s salary and (2) The estimated cost of COBRA Insurance for one year.  The amount shall be due and payable at the time of the change in control event.  The Company may not terminate Employee or effectuate a sale, transfer, hypothecate, spin off or other method available in order to avoid paying this bonus.

h.         Definitions.

“Cause” means (i) Employee’s refusal to perform any lawful directive by the CEO of the Company which are not cured by Employee within 60 days of written notice of such refusal to Employee; (ii) commission by Employee of any act or omission that would constitute a felony, or lesser crime that involves Company property, or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred; (iii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or Confidential Information or other acts or omissions that result in a breach of fiduciary duty to the Company or its shareholders, provided, however, that this provision will not apply to any actions taken by Employee pursuant to a directive from the Company and regarding which the Employee did not believe that such action was fraudulent; (iv) regularly reporting to work or working under the influence of an illegal drug or a controlled substance which renders Employee incapable of performing his material duties to the satisfaction of the Company, (v) intentional violation by Employee of the confidentiality, non-competition or non-solicitation provisions of this Agreement; or (vi) other material breach of this Agreement.

“Competitive Business” shall mean any business that is in direct competition with the Company.

“Estimated Spend” means the best written estimate of the client spend presented to the CFO and CEO by employee.  The final decision as to the Estimated Spend estimate in terms of it qualifying as a  New Enterprise Account shall be at the sole discretion of the CEO.

“Gross Sales” means net cash received against invoiced sales.

“Non-Competition Period” shall mean the twelve (12) month period following the Termination Date.

“Restricted Territory” shall mean the States of Texas and Holland Michigan.

“Termination Date” means the date as of which the Employee incurs a termination of employment with the Company.  Any notice of termination of the Employee’s employment given by the Employee or the Company pursuant to the provisions of this Agreement shall specify the Termination Date.

“Work Product” shall mean all work product, property, data, documentation, “know- how”, concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Employee in connection with (i) the performance of his services hereunder or (ii) the use of the Company’s resources.

“Responsible Party” the CFO of CornerWorld will verify accounting procedures cash statements and obligations in relation to commission or bonus payments.

i.          Benefits.  Employee shall be entitled to employee benefits and other perquisites consistent with the Company’s policies in place from time to time that are generally available to the employees of the Company.  Employee will be a named insured under and covered by the Company’s Directors and Officers insurance policy.

j.          Reimbursement of Expenses.  The Company shall pay or reimburse Employee for all reasonable travel, entertainment and other business expenses actually incurred or paid by Employee in the performance of his duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of Employee and in accordance with and subject to the Company’s general procedures and policies.

k.         At-Will.  Employee’s employment with Cornerworld exists only at the will of both the Company and Employee.  Either the Company or Employee may terminate the employment relationship at any time for any reason, with or without Cause, by the giving of verbal or written notice of termination.   Nothing in this agreement shall be construed to alter Employee’s at-will status in any way, to specify any term of employment or to otherwise interfere with the at-will nature of Employee’s employment with the Company.

2.         Obligations of Company on Termination.  Notwithstanding anything in this Agreement to the contrary, the Company’s obligations on termination of Employee’s employment shall be as described in this Section 2.

a.         Obligations of the Company in the Case of Termination by the Company Without Cause.  In the event that the Company terminates Employee’s employment other than for Cause, the Company shall provide Employee with the following:

(i)        (A) Base Salary and unreimbursed expenses accrued but unpaid as of the Termination Date (which shall be paid in accordance with the customary payroll practices of the Company), (B) any accrued but unpaid bonus amount that would otherwise have been payable to Employee, payable on the next date on which a bonus amount would have otherwise been payable to Employee following the Termination Date, prorated through the Termination Date;, payable in a single lump sum amount on the Termination Date; and

(ii)       Employee shall be paid a one-time cash severance equal to (1) one years base salary (2) The estimated cost of COBRA Insurance for one year. The amount shall be due and payable at the time of the Termination.  In the event that the payment of the severance would cause the Company to be in violation of any of its debt covenants, financial obligations, or operating commitments (“Obligations”) Employee agrees and understands that such payment will be made in partial payments on a monthly basis on regular monthly cycles so that payment can be made to satisfy the severance as quickly as possible and to not violate such obligations.

b.         Obligations of the Company in the Case of Death or Disability.  In the event  of the Employee’s death or permanent disability during the Initial Term, the Company shall pay to the Employee the following:  (A) Base Salary and unreimbursed expenses accrued but unpaid as of the Termination Date (which shall be paid in accordance with the customary payroll practices of the Company) and (B) any accrued but unpaid bonus amount that would otherwise have been payable to Employee, payable on the next date on which a bonus amount would have otherwise been payable to Employee following the Termination Date, prorated through the Termination Date.

c.         Obligations of the Company in case of Termination for Cause or Voluntary Resignation by Employee.  Upon termination of Employee’s employment for Cause or Employee’s voluntary resignation, the Company shall have no payment or other obligations hereunder to Employee, except for the payment of any accrued Base Salary, accrued but unpaid bonus amounts, benefits or unreimbursed expenses accrued but unpaid as of the Termination Date.

3.         Protection of Trade Secrets and Confidential Information.

a.         Confidential Information.  Employee understands and acknowledges that, by virtue of Employee’s position, Employee will acquire and/or will have access to knowledge of various confidential, trade secret and/or proprietary information of the Company and/or its clients (all of which is hereinafter referred to as “Confidential Information”).  By way of illustration only, and not limitation, Confidential Information includes information regarding: (1) marketing, advertising, public relations and/or promotional strategies, programs, plans and methods, patents, patent licenses, and customer contracts; (2) pricing policies, methods and concepts, product and services strategies, training programs, and methods of operation and other business methods; (3) mailing lists and lists of and information relating to current, former and prospective clients and accounts of the Company; (4) terms of service contracts between the Company and its clients, accounts, vendors and/or suppliers; (5) business plans, expansion plans, management policies and other business policies and strategies; (6) business and sales forecasts, market analyses, costs, sales and revenue reports, budgets, other financial data which relates to the management and operation of the Company and its products and services, and other analyses not publicly disclosed; (7) competitors; (8) internally developed computer programs and software and specialized computer programs and source code; (9) internal procedures, programs, reports and forms of the Company; and (10) other confidential, trade secret and/or proprietary information that allows the Company to compete successfully.

b.         Employee’s Use and Disclosure of Confidential Information.  Except in connection with and in furtherance of Employee’s work on the Company’s behalf, Employee shall not, without the Company’s prior written consent, at any time, directly or indirectly, use, disclose or otherwise communicate any Confidential Information to any person or entity.

c.         Records Containing Confidential Information.  All documents or other records (in whatever medium recorded) containing Confidential Information (“Confidential Documents”) prepared by or provided to Employee are and shall remain the sole property of Cornerworld and/or the Company.  Except with the Company’s prior written consent, Employee shall not copy or use any Confidential Document for any purpose not directly relating to Employee’s work on the Company’s behalf, or use, disclose or sell any Confidential Document to any person or entity other than the Company.  Upon the termination of Employee’s employment relationship or association with the Company or upon the Company’s request, Employee shall immediately deliver to the Company or its designee (and shall not keep in Employee’s possession or deliver to anyone else) all Confidential Documents and all other property belonging to the Company.  This paragraph shall not bar Employee from complying with any subpoena or court order, provided that Employee shall at the earliest practicable date provide a copy of the subpoena or court order to the Company’s General Counsel.

d.         Ownership of Proprietary Property.  To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all rights, title and interest Employee currently has or in the future may have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

e.         Additional Acknowledgments of Employee.  Employee acknowledges that a breach of any of the covenants contained in this Section 3 will cause irreparable damage to the Company, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Employee agrees that if Employee breaches or threatens to breach any covenant contained in this Section 3, in addition to any other remedy that may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.

4.         Non-Competition and Non-Solicitation.

a.         Acknowledgments. Employee acknowledges and agrees that he will receive and will continue to receive substantial, valuable consideration for the agreements set forth in this section including: (i) access to Confidential Information, as defined above; (ii) specialized training and knowledge pertaining to the products, services, business practices and procedures and Confidential Information utilized by CornerWorld; and (iii) employment. Employee acknowledges and agrees that this constitutes fair and adequate consideration for the agreements set forth in this section.

b.        Agreement not to Compete with the Company. During the period of Employee’s employment and the Non-Competition Period thereafter, Employee agrees he shall not, without the Company’s prior written consent, directly or indirectly, (i) own, manage, operate, or participate in the ownership, management, or operation of any Competitive Business in the Restricted Territory, or (ii) provide services to or be employed as a director, officer, employee, partner or consultant of any Competitive Business in the Restricted Territory. In the event of a violation of this subparagraph by Employee, the non-competition period will be extended an additional twelve (12) months from the date the violation ceases.

c.         Agreement Not to Solicit the Company’s Employees. During the period of Employee’s employment and the Non-Competition period thereafter, Employee agrees not to (i) directly or indirectly cause or attempt to cause any employee, contractor, agent or consultant of the Company to terminate their employment relationship with the Company, (ii) in any way interfere with the relationship between the Company and any employee, contractor, agent or consultant of the Company, (iii) directly or indirectly hire or attempt to hire any employee, contractor, agent or consultant of the Company to work for any person, firm or entity of or for which Employee is an officer, director, employee, consultant, independent contractor or owner of equity or other financial interest, or (iv) directly or indirectly assist any other person or entity in employing or soliciting for employment any employee, contractor, agent or consultant of the Company.

d.         Agreement not to Solicit the Company’s Customers. During the period of Employee’s employment and the Non-Competition period thereafter, Employee agrees not to (i) directly or indirectly solicit business from any customer of the Company with whom Employee had any contact, directly or indirectly or with whom Employee otherwise dealt directly or indirectly, including management or supervision of others who serviced or dealt with such customer during the period Employee was employed by the Company, (ii) directly or indirectly assist any other person or entity solicit business from any customer of the Company with whom Employee had any contact, directly or indirectly, or with whom Employee otherwise dealt, directly or indirectly, including management or supervision of others who serviced or dealt with such customer during the period Employee was employed by the Company, or (iii) interfere or attempt to interfere with any transaction, agreement or business relationship in which the Company was involved at any time during the period Employee was employed by the Company.

5.         Survival.  Employee’s obligations under this Agreement shall survive the termination of Employee’s employment relationship or association with the Company and shall thereafter be enforceable whether or not such termination is later claimed or found to be wrongful or to constitute or result in a breach of any contract or any other duty owed or claimed to be owed by the Company to Employee.

6.         Notices.  Employee also agrees and acknowledges that the Company has the right to independently contact any potential or actual future employer of Employee to notify such employer of Employee’s obligations under Section 3 of this Agreement and notify such actual or potential employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to insure compliance with or enforcement of this Agreement.

7.         Prior Disclosure.  Employee represents and warrants that he has not used or disclosed any confidential information, trade secret, copyright or any other intellectual property he may have obtained from Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

8.         Confidential Information of Prior Employers.  Employee will not disclose or use during the period of his employment with the Company, any proprietary or confidential information, trade secret, copyright or any other intellectual property belonging to a previous employer or other third party which Employee may have acquired because of employment with an employer other than the Company or acquired from any other third party, whether such information is in Employee’s memory or embodied in a writing or other physical form.

9.         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.       Complete Agreement.  This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

11.       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.       Successors and Assigns; Assignment.  Employee expressly consents that Cornerworld may assign the rights and benefits given to it in this Agreement and this Agreement shall survive any sale of assets, merger, consolidation, or other change in corporate structure.

13.       Choice of Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.   The parties agree that all actions and proceedings relating to this Agreement shall be litigated in Dallas County, Texas.

14.       Amendment and Waiver.  This Agreement may not be changed or amended except in writing signed by the parties.  The waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of such provision or the breach of any other provision contained in this Agreement.

15.       Headings.  The headings contained in this Agreement are inserted for convenience only.  They do not constitute a part of this Agreement and in no way define, limit or describe the intent of this Agreement or any provisions hereof.

16.       Construction.  This Agreement shall not be construed against any party by reason of the fact that the party may be responsible for the drafting of this Agreement or any provision hereof.

17.       Knowledge of Rights and Duties.  Employee has carefully reviewed and completely read all of the provisions of this Agreement and understands and has been advised that he/she may consult with counsel of his choice for any explanation of his rights, duties, obligations and responsibilities under this Agreement, should Employee so desire.  Employee acknowledges that he enters into this Agreement of his own free will.

IN WITNESS WHEREOF, Employee and Cornerworld have executed this Agreement as of the day and year first above written.

Company:

CORNERWORLD CORPORATION

By:	/s/ Scott N. Beck
Name:	Scott N. Beck
Title:	Chief Executive Officer

Employee:

By:	/s/ Marc A. Pickren
Name:	Marc Andrew Pickren